FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is made this 9th day of October, 2019 among (1) AMERICAN FUNDS DISTRIBUTORS, INC., a corporation organized under the laws of the State of California (the “Distributor”), (2) AMERICAN FUNDS SERVICE COMPANY, a corporation organized under the laws of the State of California (the “Transfer Agent”), (3) CAPITAL RESEARCH AND MANAGEMENT COMPANY, a corporation organized under the laws of the State of Delaware (the “Adviser”), (4) AMERICAN FUNDS INSURANCE SERIES, an open-end investment company formed under the laws of the State of Massachusetts (the “Series”), for which the Distributor, the Transfer Agent and the Adviser provide services, and (5) PRUCO LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Arizona (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Appendix A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Series is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and the offer and sale of its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Series desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Series (the “Participating Insurance Companies”) and may also sell its shares to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Series is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (each such portfolio a “Fund” and such portfolios, collectively, the “Funds”); and

WHEREAS, the Adviser has obtained an order from the Securities and Exchange Commission (“Commission”) granting Participating Insurance Companies and their separate account(s) offering variable life insurance policies and variable annuity contracts exemptions from the provisions of Section(s) 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Series to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and nonaffiliated life insurance companies and certain qualified pension and retirement plans (the “Exemptive Order”); and

WHEREAS, the Distributor has the exclusive right to distribute Fund shares to qualifying investors; and

WHEREAS, the Company has registered or will register under the 1933 Act, unless exempt therefrom, certain variable life insurance policies and/or variable annuity contracts as listed on Appendix A, as may be amended from time to time (the “Contracts,” and the holders of such Contracts referred to collectively as the “Contract Holders”); and

WHEREAS, the Company has registered or will register each Account, unless exempt therefrom, as a unit investment trust under the 1940 Act; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Funds at net asset value on behalf of each Account to fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

Sale of Fund Shares

1.1.    The Distributor shall make Class 1 shares of the Funds that offer such share class available to the Accounts at the net asset value next computed after receipt of such purchase order by the Fund (or its agent), as established in accordance with the provisions of the then-current prospectus of the Fund. The Company agrees to give the Series and the Adviser at least thirty (30) days’ notice prior to adding any additional Funds as underlying investment options to the Contracts. The Distributor reserves the right to approve any proposed addition by the Company. The Company will offer shares of the Funds in connection with the sale of Contracts to Contract Holders. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the prospectus of each Fund, and to the applicable Rules of the Financial Industry Regulatory Authority (“FINRA”), which shall control and override any provision to the contrary in this Agreement. Shares of a particular Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Directors of the Series (the “Directors”) may refuse to sell shares of any Fund to any person or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interest of such Fund and its shareholders.

1.2.    The Transfer Agent will redeem any full or fractional shares of any Fund when requested by the Company on behalf of an Account in cash at the net asset value next computed after receipt by the Fund (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Fund. The Fund shall make payment for such shares in the manner established from time to time by the Fund, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

1.3.        For the purposes of Sections 1.1. and 1.2., the Transfer Agent hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts for purposes of the provisions of this Agreement, and the Company accepts such appointment, on the terms set forth herein. The Company shall transmit to the Transfer Agent or the Funds (or to any agent designated by either of them) such information in the possession of the Company concerning the Contract Holders as shall reasonably be necessary for the Transfer Agent to provide services as transfer agent for the Funds and as any Fund shall reasonably conclude is necessary to enable that Fund to comply with applicable state blue sky laws or regulations. The parties will ordinarily use the Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system of the National Securities Clearing Corporation (the “NSCC”), and if used, the following provisions shall apply:

(a)Without limiting the generality of the following provisions of this section, the Company and the Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(b)Any information transmitted through the NSCC’s Networking system (“Networking”) by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(c)On each day the New York Stock Exchange is open for business day (each such day, a “Business Day”), the Company shall aggregate and calculate the purchase orders and redemption orders for each Account received by the Company prior to 4:00 p.m. Eastern

Time. The Company, or its designee, shall communicate to the Transfer Agent for that Trade Date (as defined below), by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Account received by 4:00 p.m. Eastern Time on such Trade Date by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern Time) on the following Business Day. The Transfer Agent shall treat all trades communicated to the Transfer Agent in accordance with the foregoing as if received prior to 4:00 p.m. Eastern Time on the Trade Date. All orders received by the Company after 4:00 p.m. Eastern Time on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day, and the Company represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. The Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value next determined.

(d)When transmitting instructions for the purchase and/or redemption of shares of the Funds, the Company shall submit one order for all Contract Holder purchase transactions and one order for all Contract Holder redemption transactions, unless otherwise agreed to by the Company and the Transfer Agent.

(e)The Company may designate in writing to the Adviser another entity to perform the procedures set forth in this Agreement. The Company agrees that it will be responsible for all obligations performed by any appointed designee pursuant to this Agreement as if the Company performed such obligations.

(f)    Manual transactions via facsimile or other electronic transmission acceptable to the Transfer Agent shall be used by the Company only in the event that the Company is in receipt of orders for purchase or redemption of shares and is unable to transmit the orders to the Transfer Agent due to unforeseen circumstances such as system wide computer failures experienced by the Company or the NSCC or other events beyond the Company’s reasonable control. In the event manual transactions are used, the following provisions shall apply:

(i)The Company will notify the Transfer Agent by 8:00 a.m. Eastern Time on the next Business Day the aggregate amounts of purchase orders and redemption orders that were placed by Contract Holders in each Account by 4:00 p.m. Eastern Time on the prior Business Day (the “Trade Date”). The Company represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value.

The Transfer Agent may process order it receives after the 8:00 a.m. Eastern Time deadline using the net asset value next determined.

(ii)All orders received by the Company by 4:00 p.m. Eastern Time on a Business Day and communicated to the Transfer Agent by the 8:00 a.m. Eastern Time deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date.

(iii)Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds’ custodial account to an account designated by the Company. The Transfer Agent will initiate payment by wire to the Company or its designee proceeds of such redemptions two (2) Business Days following the Trade Date (T+2).

(g)    Processing errors which result from any delay or error caused by the Company may be adjusted through the NSCC System by the Company by the necessary transactions on a current basis.

(h)    If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable the Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to the Account.

(i)    The Company shall reconcile share positions with respect to each Fund for each Account daily as reflected on its records to those reflected on statements from the Transfer Agent and shall, on request, certify that each Account’s share positions with respect to each Fund reported by the Transfer Agent reconcile with the Company’s share positions for that Account. The Company shall promptly inform the Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five (5) Business Days.

(j)    Within a reasonable period of time after receipt of a confirmation relating to an instruction, the Company shall verify its accuracy in terms of such instruction and shall notify the Transfer Agent of any errors appearing on such confirmation.

(k)    Any order by the Company for the purchase of shares of the respective Funds through the Distributor shall be accepted at the time when it is received by the Distributor and/or the Transfer Agent (or any clearinghouse agency that the Distributor and/or the Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by the Distributor, the Transfer Agent or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. The Distributor and/or the Transfer Agent will not accept any order from the Company that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that the Distributor shall forward from time to time. The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three (3) days after the date of confirmation, the sale may be cancelled by the Distributor or by the respective Funds without any responsibility or liability on the part of the Distributor or the Funds, and the Distributor and/or the respective Funds may hold the Company responsible for any loss, expense, liability or damage, including loss of profit suffered by the Distributor and/or the respective Funds, resulting from the Company’s delay or failure to make payment as aforesaid.

(l)    The Company represents and warrants that it has policies and procedures in place to ensure that only those orders received by it by 4:00 p.m. Eastern Time on any Business Day will be submitted with that Business Day’s net asset value.

(m)    The Funds recognize that the Company, for itself or on behalf of the Accounts, will be the sole shareholder of shares of the Funds issued pursuant to the Contracts, and that the Company intends to establish one or more omnibus accounts per Fund. Such arrangement will result in aggregated share orders. In the event that the aggregate Contract Holder accounts maintained by the Company do not balance with the omnibus accounts maintained by the Transfer Agent, neither the Transfer Agent, any of its affiliates nor the Funds shall be liable to the Contract Holders for any shortfall, provided that such shortfall is not a result of an error or omission on the part of the Transfer Agent, its affiliates or the Funds.

(n)    The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract Holder-initiated transactions or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”). Upon request, the Company will promptly furnish to the Series and the Distributor an opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Series and the Distributor) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

(o)    Upon request, the Transfer Agent shall send to the Company (i) confirmations of activity in each Account within five (5) Business Days after each Trade Date on which a purchase or redemption of shares of a Fund is effected for an Account; (ii) statements detailing activity in each Account no less frequently than quarterly; and (iii) such other information as may reasonably be requested by the Company and agreed upon by the Transfer Agent.

1.4.    The Company will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern Time on the next Business Day following Trade Date. All orders are subject to acceptance by the Transfer Agent and become effective only upon confirmation by the Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each Fund and Account. In the case of delayed settlement, the Transfer Agent and the Company shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Such wires for the Company should be sent to:

Account Name: PruCo Life of Arizona – Annuity Op
J.P. Morgan Chase
4 Chase Metro Tech Center
Brooklyn, NY 11245
ABA#: 021000021
Account #: 304617571
For Credit to: TA account number and Fund

Such wires for the Transfer Agent should be sent to:

Wells Fargo Bank
707 Wilshire Blvd. 13th Floor
Los Angeles, CA 90017

ABA#: 121000248
AFS Account#: 4100-060532
For Credit to AFS Acct. No. [Account Number and Fund]
FBO [the Company]

1.5.    The Transfer Agent shall furnish notice promptly to the Company of any income dividends or capital gain distributions payable on shares of any Funds held by the Accounts. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on shares of a Fund recorded in the title of the corresponding Account in additional shares of that Fund. All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value. The Series shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

1.6.    The Series or the Transfer Agent will compute the closing net asset value, and any distribution information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each Business Day or at such other time as the net asset value of a Fund is calculated, as disclosed in the Series’ then-current prospectus. The Series or the Transfer Agent will use its best efforts to make the net asset value per share for each Fund available to the Company by 6:30 p.m. Eastern Time on each Business Day. Such information shall be accurate and true in all respects and updated continuously.

1.7.    In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to the Company under Section 1.6, (1) the correction will be handled in a manner consistent with Commission guidelines and in accordance with the requirements of the 1940 Act and (2) the Series or the Transfer Agent shall notify the Company as soon as practicable after discovering the need for any such adjustment. Notification may be made in the following manner:

(a)The parties agree that they will ordinarily choose to use the Fund/SERV system, and, if Fund/SERV is used, any corrections to the Fund prices for the prior Trade Date will be submitted through the Mutual Fund Profile with the correct Fund prices and applicable date.

(b)If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to the Fund prices should be communicated by facsimile or by electronic transmission acceptable to the

Transfer Agent, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund’s shareholders, the reason for the adjustment. The Series and the Transfer Agent agree that the Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by the Series or the Distributor, as applicable) to Contract Holders whose accounts are affected by the adjustment.

(c)To the extent a price adjustment results in a deficiency or excess to a Contract Holder’s account, the Company and the Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. To the extent the price adjustment was due to the Transfer Agent’s error, the Transfer Agent shall reimburse the Contract Holder’s account. Any administrative costs incurred for correcting Contract Holder accounts will be at the Company’s expense.

1.8.    The Series agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. No shares of any Fund have been or will be sold directly to the general public. The Company agrees that the Fund shares will be used only for the purposes of funding the Contracts and Accounts listed in Appendix A, as amended from time to time. The Company agrees that the Fund shares will be issued in book-entry form only. No stock certificates will be issued to the Accounts. Shares ordered from a particular Fund will be recorded by the Series as instructed by the Company in an appropriate title for the corresponding Account.

1.9.    The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. The Company shall abide by requirements of the Funds’ frequent trading policy as described in the Series’ then-current prospectus and statement of additional information.

1.10.    The Series agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in Section 2.14. and Article IV of this Agreement.

ARTICLE II

Obligations of the Parties

2.1.    All expenses incident to each party’s performance of this Agreement shall be paid by the respective party. For the avoidance of doubt, the Series shall bear the costs of registering and qualifying shares of the Series, and of preparing and filing the Series’ prospectus, registration statement, Fund sponsored proxy materials (or similar materials such as voting instruction solicitation materials), reports to shareholders, and all statements and notices required by federal or state law, and the Series shall pay all taxes on the issuance and/or transfer of shares of the Series.

2.2.    The Series shall provide the Company, at the Series’ expense, with copies of the Series’ current prospectus, annual report, semi-annual report, or Fund-sponsored proxy material in electronic form acceptable to the Company at the Series’ expense once each year (or more frequently if the prospectus for the Series is supplemented or amended). The Series will reimburse the Company for its costs incurred in connection with printing and mailing the Series’ current prospectus, statement of additional information, annual report, semi-annual report, Fund-sponsored proxy material or other shareholder communications, including any amendments or supplements to any of the foregoing, to the extent required to be provided to existing Contract Holders. The Series shall not bear any costs of preparing, printing, recording, taping or disseminating sales literature or other promotional materials or the costs of printing and mailing to prospective Contract purchasers copies of the Series’ prospectus, statement of additional information, periodic reports or other printed materials. The parties agree to cooperate with the implementation of internet availability of shareholder reports as contemplated by the Commission’s Rule 30e-3.

2.3.    The Series shall provide the Company (at the Company’s expense) with as many copies of the Series’ current prospectus as the Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Company in lieu thereof, the Series shall provide such documentation (including a final copy of the current prospectus in electronic form at the Series’ expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Series is amended) to have the Series’ prospectus printed for prospective Contract owners either separately or together with the prospectus for the Contracts (at the Company’s expense).

2.4.    The Company will bear the costs of registering the Contracts for sale, qualifying the Accounts including any registration, printing costs and mailing costs associated with the delivery of the Contracts’ current prospectuses and statements of additional information, private placement memoranda, annual and semi-annual reports, Contracts, Contract applications, sales literature or other promotional material, and Company-sponsored proxy materials and voting solicitation instructions.

2.5.    The Company will bear the responsibility and corresponding expense for administrative and support services for Contract Holders. The Series recognizes the Company as the sole shareholder of shares of the Series issued under this Agreement.

2.6.    The Company agrees and acknowledges that the Distributor, the Adviser and/or their respective affiliates are the sole owners of all right, title and interest in and to the names and marks of American Funds, American Funds Distributors, American Funds Insurance Series, American Funds Service Company and Capital Research and Management Company, and the Company covenants not to challenge, at any time, the rights of the Distributor, the Adviser and/or their respective affiliates to such name or design or the validity or distinctiveness thereof. The Company agrees and acknowledges that all use of any designation comprised in whole or in part of a name, trademark, trade name, service mark or logo (a “Fund Mark”) under this Agreement shall inure to the benefit of the Series, the Distributor, the Transfer Agent and/or the Adviser, as applicable. Except as provided in Section 2.8 and 2.9, the Company shall not use any Fund Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of the Series, the Distributor, the Transfer Agent and/or the Adviser, as applicable, and, then, only in accordance with the reasonable requirements of such party. Upon termination of this Agreement for any reason, such consent will terminate and the Company shall immediately cease all use of all Fund Marks.

2.7.    The Series agrees and acknowledges that Company or its parent are the sole owners of the name and mark “Prudential” and that all use of any designation comprised in whole or in part of Prudential Financial, Inc. or its affiliates (a “Company Mark”) under this Agreement shall inure to the benefit of Company. Except as provided in Section 2.12 and 2.13, the Series shall not use any Company Mark on its own behalf or on behalf of the Series in any registration statement, advertisement, sales literature or other materials relating to the Series without the prior written consent of the Company. Upon termination of this Agreement for any reason, the Series shall immediately cease all use of all Company Marks.

2.8.    The Company shall furnish, or cause to be furnished, to the Series or its designee, a copy of each Contract prospectus or statement of additional information in which the Series, the Distributor, the Transfer Agent and/or the Adviser is named prior to the filing of such document with the Commission. The Company shall also furnish, or shall cause to be furnished, to the Series or its designee, each piece of sales literature or other promotional material including private placement memoranda, in which the Series, the Distributor, the Transfer Agent and/or the Adviser is named, at least ten (10) Business Days prior to its use. No such material shall be used if the Series or its designee reasonably objects to such use within five (5) Business Days after receipt of such material.

2.9.    The Company will provide to the Fund at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Series, the Distributor, the Transfer Agent and/or the Adviser contemporaneously with the filing of the document with the Commission, FINRA or other regulatory authorities.

2.10.    For purposes of this Article II, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements, newspapers, magazines, or other periodicals, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, shareholder newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials.

2.11.    The Company shall not give any information or make any representations or statements on behalf of the Series or concerning the Distributor, the Transfer Agent, the Adviser, the Series and/or any Fund thereof in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Series shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Series, Series-sponsored proxy statements, or in sales literature or other promotional material approved by the Series or its designee, except as required by legal process or regulatory authorities or with the written permission of the Series or its designee.

2.12. The Series or its designee will provide to the Company at least one complete copy of each report, solicitation for voting instructions, application for exemption, request for no-action relief, and any amendment to any of the above (or any amendment to the registration statement, prospectus, statement of additional information, piece of sales literature or other promotional material) that relates to the Series and the Contracts within ten (10) Business Days of the filing of the document with the Commission, FINRA, or other regulatory authorities.

2.13.    The Series, the Distributor and the Adviser shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement, prospectus or private placement memorandum for the Contracts (as such registration statement, prospectus or private placement memorandum may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

2.14. Each party hereto shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. At the request of either party to this Agreement, the other party will make available to the requesting party copies of all records as may be reasonably necessary to (a) monitor and review the performance of either party’s activities, (b) assist either party in resolving disputes, reconciling records or responding to auditor inquiries, (c) comply with any request of a governmental body, regulatory authority or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports or (f) perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this Section 2.14.

2.15.    In the event of a proxy solicitation by the Series (or by any Fund), the mailing of the proxy materials and the related tabulation of the results will be coordinated and paid for by the Series or the applicable Funds. In order to assist the Series in this process, the Company will provide to the Series or its designated representative, at the Company’s own expense, adequate electronic files so that the Series may make proper solicitations of Contract Holders. The electronic files will be in a mutually acceptable format and will contain Contract Holder information, mailing information and the number of shares of each applicable Fund in which each Contract Holder has an interest on the record date. So long as, and to the extent, that the Commission interprets the 1940 Act to require pass-through voting privileges for variable contract owners, the Company will provide pass-through voting privileges to Contract Holders, unless exempt therefrom, whose cash values are invested, through the Accounts, in shares of the Series and shall distribute all proxy material furnished by the Series to Contract Holders. The Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Series. With respect to each Account, the Company will vote shares of the Series held by the Account and for which no timely voting instructions from Contract Holders are received as well as shares it owns that are held by that Account, in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for shares of the Series held by Contract Holders without the prior written consent of the Series, which consent may be withheld in the Series’ sole discretion. The Company shall inform the Board if and when it determines to disregard the voting instructions of Contract Holders.

2.16.    The Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions and any other restrictions, limitations or requirements under state insurance law applicable to any Fund, the Series or the Distributor, and that neither the Series nor the Distributor shall bear any responsibility to the Company for any such determination or the correctness of such determination.

2.17.    The Parties agree to the shareholder information provisions in Appendix B in accordance with Rule 22c-2 under the 1940 Act.

2.18.    The Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement on behalf of the Distributor, the Transfer Agent and the Series in connection with the sale and servicing of the Contracts. The services to be provided by the Company to its Accounts include: (a) mailing and otherwise making available to Contract Holders shareholder communications, including without limitation prospectuses, proxy materials, shareholder reports, unaudited semiannual and audited annual financial statements and other notices; (b) handling general questions regarding the Series and the Funds from Contract Holders, including without limitation advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Series and the Funds; (c) preparing and mailing periodic account statements showing the total number of Account units owned by the Contract Holder in that Account, the value of such units, and purchases, redemptions, dividends and distributions in the Account during the period covered by the statement; and (d) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Such administrative services to Contract Holders shall be the responsibility of the Company and shall not be the responsibility of the Distributor, the Transfer Agent or any of their respective affiliates.

2.19.    The Company agrees to provide information (in writing) to the Distributor and the Adviser on a monthly basis regarding the gross sales of each Fund offered as an underlying investment under the Contracts.

ARTICLE III

Representations and Warranties; Compliance with Laws

3.1.    The Company represents and warrants that:

(a)    it is an insurance company duly organized and validly existing under the laws of the State of Arizona and that it has the corporate power and authority to enter into and perform all of its duties and obligations under this Agreement;

(b)    this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms;

(c)    no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(d)    it has legally and validly established each Account as a segregated asset account under the laws of the State of Arizona on the dates set forth in Schedule A;

(e)    it has registered or, prior to any issuance or sale of the Contracts, will register each Account, unless exempt therefrom, as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts;

(f)    the Contracts are, or will be, registered under the 1933 Act to the extent required by the 1933 Act prior to any issuance or sale of the Contracts, and the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state law;

(g)    it will abide by all of the provisions of the then-current definitive prospectus, summary prospectuses and statement of additional information of the Series and any further supplements thereto (the “Prospectus”) and the Exemptive Order;

(h)    the Contracts are currently treated as annuity or life insurance contracts under applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), and warrants and agrees that it will make every effort to maintain such treatment and that it will notify the Series immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

(i)    Company represents and warrants that, if the Company delivers summary prospectuses for the Funds, it will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract Holder requests for additional fund documents made directly to the Company or one of its affiliates.

(j)    the Contracts provide for the allocation of net amounts received by the Company to the Accounts for investment in the shares of specified investment companies selected among those companies available through the Accounts to act as underlying investment vehicles;

(k)    investment by each Account in a Fund is in reliance on and consistent with the terms of the Exemptive Order; and

(l)    the Accounts invest in the Funds in reliance on the status of each Account as a “Permitted Investor” within the meaning of Section 817(h)(4)(A) of the Code;

(m)    it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and

(n)    it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

(o)    (i) it, or its affiliate, is a properly registered or licensed broker or dealer under applicable federal laws and regulations and is complying with and will continue to comply with all applicable federal laws, rules and regulations, (ii) it, or its affiliate, is a member of FINRA, and (iii) it, or its affiliate’s membership with FINRA is not currently suspended or terminated.

Company agrees to notify the Distributor immediately in writing if any of the foregoing representations ceases to be true to a material extent.

3.2.    CRMC, the Transfer Agent and the Series represent and warrant that:

(a)it is duly organized and validly existing under the laws of the State of Massachusetts;

(b)the Fund shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance; the Series will be registered under the 1940 Act prior to any issuance or sale of such shares and maintain such registration during the term of this Agreement; the Series will issue such shares in compliance in all material respects with all applicable federal and state laws and regulations; the Series shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares; and the Series shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Series;

(c)the investments of each Fund will comply with the diversification requirements set forth in Section 817(h) of the Code; in the event of a breach of this Section 3.2(c) by the Series, the Series will take all reasonable steps to: (1) immediately notify the Company of such breach and (2) adequately diversify the applicable Fund so as to achieve compliance within the grace period afforded by Section 1.817-5(b) of the rules and regulations under the Code;

(d)this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(e)no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(f)the execution, performance and delivery of this Agreement by it will not result in its violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

(g)it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(h)the Series and CRMC represent and warrant that, if the Company delivers summary prospectuses for the Funds, they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract Holder requests for additional fund documents made directly to the Series, CRMC or one of their affiliates.

CRMC, the Transfer Agent and the Series agree to notify the Company immediately in writing if any of the foregoing representations ceases to be true to a material extent.

3.3.    The Series makes no representation or warranty as to whether any aspect of its operations (including, but not limited to, fees, expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states.

3.4.    The Distributor represents and warrants that: (a) it is a corporation duly organized and in good standing under the laws of the State of California and (b) it is a broker-dealer under federal and applicable state securities laws and is a member in good standing with FINRA.

The Distributor agrees to notify the Company immediately in writing if any of the foregoing representations ceases to be true to a material extent.

3.5.    Compliance with Laws; Reliance on Instructions.

(a)    The Distributor and the Adviser acknowledge and agree that the Company is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement or item of advertising or marketing material prepared by the Distributor and/or the Adviser, which relates to the Series or any Fund; (ii) registration or qualification of any shares of any Fund under any federal or state laws; or (iii) compliance by the Distributor, the Adviser and the Series with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Laws”) over the Distributor, the Adviser or the Series, and the provisions of the Series’ prospectus and statement of additional information.

(b)    The Company acknowledges and agrees that it is responsible for (i) any representations concerning the Funds made by the Company or its agents that are not included in the prospectus, statement of additional information or advertising or marketing material relating to the Funds and prepared or approved in writing by the Distributor; (ii) satisfying any prospectus delivery requirements applicable to it to the extent required by law; and (iii) in connection with the services performed in connection with this Agreement, the compliance or failure to comply with any Applicable Law with jurisdiction over the Company.

(c)    The Company and its affiliates shall make no representations concerning the Series’ shares except those contained in the then-current prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by the Adviser as supplemental to the Series’ prospectus, in information published on the Series’ or the Adviser’s internet site, or in materials approved by the Distributor.

(d)    Each party hereto is entitled to rely on any written records or instructions provided to it by responsible persons of the other parties identified as such by the other party from time to time.

ARTICLE IV

Potential Conflicts

4.1.    The parties acknowledge that the Series’ shares may be made available for investment to other Participating Insurance Companies and to qualified plans. In such event, the Directors will monitor the Series for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and participants of all qualified plans. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory or other authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners and trustees of qualified plans; (f) a decision by an insurer to disregard the voting instructions of contract owners; or (g) if applicable, a decision by a qualified plan to disregard the voting instructions of plan participants. The Directors shall promptly inform the Company if they determine that a material irreconcilable conflict exists and the implications thereof. The Directors shall have sole authority to determine whether a material irreconcilable conflict exists and their determination shall be binding upon the Company.

4.2.    The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Exemptive Order and this Article IV by providing the Directors, upon reasonable request, with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions. The responsibilities to report to and assist the Directors shall be carried out with a view only to the interests of Contract owners and plan participants.

4.3.    If it is determined by a majority of the Directors, or a majority of the disinterested Directors, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the Commission in connection therewith. The resolution of any material irreconcilable conflict shall be carried out with a view only to the interests of Contract owners and plan participants, and, in any case, Contract Holders will not be required to bear any expenses associated with the resolution by the Company of any material irreconcilable conflict.

4.4.    If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account.

4.5.    If any material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within six (6) months after the Fund gives written notice that it has determined that such decision has created a material irreconcilable conflict; provided, however, that such withdrawal and termination, assuming required regulatory approvals have been received, shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of such six (6) month period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

4.6.    For purposes of Sections 4.3. through 4.5. of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any material irreconcilable conflict. The Company shall not be required by Section 4.3. to establish a new funding medium for the Contracts if any offer to do so has been declined by a vote of a majority of the Contract owners materially and adversely affected by the material irreconcilable conflict. In the event that the Directors determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Fund gives written notice of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict, as determined by a majority of the disinterested Directors.

4.7.    The Company shall at least annually submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Exemptive Order and this Article IV. Such reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors. The Series hereby notifies the Company that Account prospectus disclosure regarding potential risks of mixed and shared funding maybe appropriate.

4.8.    If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed and/or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, or Rule 6e-3, as adopted, to the extent such rules are applicable.

ARTICLE V

Indemnification

5.1.    The Company agrees to indemnify and hold harmless the Series and each of the Funds and each of its and their Directors, officers, employees and agents, and the Distributor and its affiliates (including, for the avoidance of doubt, the Transfer Agent and the Adviser) and each of their respective directors, trustees, officers, employees and agents, and each person, if any, who controls the Fund, the Distributor or an affiliate within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.1.) from and against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject, insofar as such Losses arise out of or are based upon (a) the Company’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (b) the Company’s violation of any applicable law, rule or regulation in connection with the performance of its duties and obligations under this Agreement and (c) any breach by the Company of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. The Company shall also reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which the Company may otherwise have to the Indemnified Parties.

5.2.    The Distributor, the Transfer Agent or the Adviser, as applicable, agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.2) from and against any and all Losses, to which the Indemnified Parties may become subject, insofar as such Losses arise out of or are based upon (a) the negligence or willful misconduct of the Distributor, the Transfer Agent or the Adviser in the performance of its duties and obligations under this Agreement, (b) the violation by the Distributor, the Transfer Agent or the Adviser of any applicable law, rule or regulation in connection with the performance of its duties and obligations under this Agreement and (c) any breach by the Distributor, the Transfer Agent or the Adviser of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by the Distributor, the Transfer Agent or the Series. The Distributor, the Transfer Agent or the Adviser, as applicable, shall also reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which the Distributor, the Transfer Agent or the Adviser may otherwise have to the Indemnified Parties.

5.3.    No party to this Agreement shall be liable under the indemnification provisions of Section 5.1. or 5.2., as applicable, with respect to any Losses incurred or assessed against an indemnified party that arise from such indemnified party’s willful misfeasance, bad faith or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of obligations or duties under this Agreement.

5.4.    Promptly after receipt by a party entitled to indemnification under Section 5.1. or 5.2., as applicable, of notice of the commencement of an investigation, action, claim or proceeding, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article V, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the indemnified party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, the indemnified party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the indemnified party, settle or compromise the liability of the indemnified party; provided, however, that in the event that the indemnified party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

ARTICLE VI

Termination

6.1.    This Agreement shall continue in full force and effect until the first to occur of:

(a)termination by any party for any reason by three (3) months advance written notice delivered to the other parties; or

(b)termination by any party by thirty (30) days advance written notice to the other party of a material breach of the terms of this Agreement by such other party; provided, however, that the breaching party shall have thirty (30) days from the initial notification of the breach to correct such breach and, if not cured within such thirty (30) day period, termination is automatically effective; or

(c)termination by the Company by written notice to the Series and the Distributor with respect to any Fund based upon the Company’s determination that shares of such Fund are not reasonably available to meet the requirements of the Contracts or not consistent with the Company’s obligations to Contract Holders; provided, however, that such termination shall apply only to the Fund not reasonably available and the Fund shall have ten (10) Business Days from the initial notification by the Company of the deficiency to correct such deficiency and, if not cured within ten (10) Business Days, termination is automatically effective; or

(d)termination by the Company by written notice to the Series and the Distributor with respect to any Fund in the event such Fund’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(e)termination by the Company by written notice to the Series and the Distributor with respect to any Fund in the event that the Fund fails to comply with the diversification requirements under Section 817 of the Code or under any successor or similar provision; or

(f)termination by the Series or the Distributor by written notice to the Company if the Series or the Distributor shall determine, in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Company, the Distributor or the Series; but no such termination shall be effective under this subsection (f) until the Company has been afforded a reasonable opportunity to respond to a statement by the Series or the Distributor concerning the reason for notice of termination hereunder; or

(g)termination by the Company by written notice to the Series, the Distributor and the Adviser if the Company shall determine, in its sole judgment exercised in good faith,

that the Series, the Distributor or the Adviser has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity and that material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of the Series or the Distributor; but no such termination shall be effective under this subsection (g) until the Series and the Distributor have been afforded a reasonable opportunity to respond to a statement by the Company concerning the reason for notice of termination hereunder; or

(h)termination by the Series or the Distributor in the event that formal administrative proceedings are instituted against the Company by FINRA, the Commission, an insurance commissioner or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Series’ shares; provided, however, that the Series or the Distributor determines in its sole judgment exercised in good faith that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(i)termination by the Company in the event that formal administrative proceedings are instituted against the Series or the Distributor by FINRA, the Commission, any state securities or insurance department or any other regulatory body regarding the duties of the Series or the Distributor under this Agreement; provided, however, that the Company determines in its sole judgment exercised in good faith that any such administrative proceedings will have a material adverse effect upon the ability of the Series or the Distributor, as applicable, to perform its obligations under this Agreement; or

(j)termination by either party by written notice to the other party upon termination of the Adviser’s investment advisory agreement with the Series; provided, however, that this subsection (j) shall not be deemed to apply if, contemporaneously with such termination of the Adviser’s investment advisory agreement with the Series, a new contract of substantially similar terms is entered into between the Adviser and the Series; or

(k)assignment by either party of this Agreement, upon written notice to the assigning party from the party not making the assignment, unless such assignment is made with the written consent of the other parties hereto.

Upon termination and at the request of the terminating party, the other party shall deliver to the terminating party any records which the terminating party may be required by law or regulation to have access to or maintain.

6.2.    Notwithstanding any termination of this Agreement, the Series and the Distributor shall, at the option of the Company, continue to make available additional shares of the Series (or any Fund) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in Article II.

6.3.    The provisions of Article V shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.15. shall survive the termination of this Agreement as long as shares of the Series are held on behalf of Contract Holders in accordance with Section 6.2.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail or by overnight delivery with a nationally recognized courier (in each case, postage prepaid, return receipt requested), or by electronic delivery, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Series, the Distributor, the Transfer Agent and/or the Adviser:

Michael Triessl
Capital Research and Management Company
333 South Hope Street
55th Floor
Los Angeles, CA 90071

Email:	mcjt@capgroup.com

with copies (which shall not constitute notice) to:

Stephen T. Joyce
American Funds Distributors, Inc.
333 South Hope Street
55th Floor
Los Angeles, CA 90071

Email:	stj@capgroup.com

and:

American Funds Service Company

Attention: Contract Administration
3500 Wiseman Boulevard
San Antonio, TX 78251-4321

Email:	contract_administration@capgroup.com

If to the Company:

Pruco Life Insurance Company
One Corporate Drive
Shelton, CT 06484
Attn: Timothy S. Cronin, Vice President

or at such other address as such party may from time to time specify in writing to the other party. The date of service of any notice shall be the date it is received by the recipient. Each of the parties hereto agrees that updates to the notice information set forth in this Article VII may be given to the other parties without need for a formal amendment of the Agreement.

ARTICLE VIII

Miscellaneous

8.1.    The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

8.2.    This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

8.3.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

8.4.    This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with, the laws of the State of New Jersey without regard to its conflicts of law provisions.

8.5.    The parties to this Agreement acknowledge and agree that the Company shall have a unilateral right to substitute shares of a Fund for shares of another fund pursuant to an order from the Commission under Section 26(c) of the 1940 Act; provided, however, that the Company will give sixty (60) days’ written notice to the Series and the Distributor upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of a Fund: (a) an application made to the Commission under Section 26(c) of the 1940 Act; (b) a proposed vote of Contract Holders; or (c) the Company’s determination to substitute shares of a Fund with the shares of another investment company.

8.6.    The parties to this Agreement acknowledge and agree that all liabilities of the Series arising directly or indirectly under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Series and that no Director, officer, agent or holder of shares of beneficial interest of the Series shall be personally liable for any such liabilities. Accordingly, when seeking satisfaction for any liability of the Series in respect of this Agreement, the Company (for and on behalf of itself and the Accounts) agrees not to seek recourse against said Directors, officers, agents or holders of shares of beneficial interest of the Series, or any of them, or any of their personal assets for such satisfaction.

8.7.    Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

8.8.    The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

8.9.    The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect and that each of the parties is free to enter into similar agreements or arrangements with other entities.

8.10.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign this Agreement without the prior written consent of the other party; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement. Nothing expressed in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.

8.11.    This Agreement contains the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

8.12.    The Company shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Distributor, the Series or the Funds in any way or otherwise be deemed an agent of the Distributor, the Series or the Funds. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among the Company, the Transfer Agent, the Distributor, the Adviser, the Series and/or any of the Funds.

8.13.    Confidentiality undertakings.

(a)    Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement. Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including applicable state privacy laws and the Gramm-Leach-Bliley Act and any regulations promulgated thereunder. This provision, to the extent permissible by applicable law, shall not be construed to limit the parties’ obligation to comply with Sections 2.14 and 8.7 hereof.

(b)    The Company may receive certain holdings information related to the Funds from the Series, the Adviser or one of their designees before such holdings information is released publicly (the “Nonpublic Holdings Information”) in order to help evaluate the Funds for inclusion in the Contracts (the “Purpose”). The Company agrees that it (1) will hold any and all Nonpublic Holdings Information it obtains in strictest confidence; (2) may disclose or provide access to its employees who have a need to know and may make copies of Nonpublic Holdings Information only to the extent reasonably necessary to carry out the Purpose; (3) will instruct its employees and agents not to disclose Nonpublic Holdings Information to third parties, including without limitation customers, sub-contractors or consultants; and (4) will notify the Series and the Adviser immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Nonpublic Holdings Information is not used by such receiving party. Without limiting the foregoing, the Company shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure of this Nonpublic Holdings Information as it employs with respect to its own confidential information of like importance.

8.14.    All parties shall at all times maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the party’s employees and agents.

8.15.    The Company agrees to provide the Transfer Agent with information on its compliance policies and operational controls that relate to the services it provides under this Agreement. The Company agrees further to permit the Transfer Agent or its representatives to have reasonable access to the Company’s personnel and records to facilitate the monitoring of its compliance procedures and operational controls and the quality of the services performed by the Company under this Agreement.

8.16.    In the event the Transfer Agent reasonably believes that the Company is not processing Contract Holder transactions accurately, Company shall, at the request of the Transfer Agent, submit an Independent Service Auditor’s assessment (eg, SSAE-16, FICCA) to assist the Transfer Agent in evaluating Company’s adherence to proper operational controls. The Company shall immediately notify the Transfer Agent in the event of a material breach of operational controls.

8.17.    In the event of a dispute between the parties with respect to this Agreement, and in the event the parties are unable to resolve the dispute between them, such dispute shall be settled by arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the non-prevailing party. Such arbitration shall take place in the State of New Jersey. No consequential nor punitive damages shall be awarded in any such arbitration.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date and year first above written.

PRUCO LIFE INSURANCE COMPANY

By: /s/ Timothy S. Cronin
Name:    Timothy S. Cronin
Title:    Vice President

AMERICAN FUNDS DISTRIBUTORS, INC.

By: /s/ Timothy W. McHale
Name: Timothy W. McHale
Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By: /s/ Angela M. Mitchell
Name: Angela M. Mitchell
Title: Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Michael J. Triessl
Name: Michael J. Triessl
Title: Senior Vice President & Senior Counsel

AMERICAN FUNDS INSURANCE SERIES

By: /s/ Steven I. Koszalka
Name: Steven I. Koszalka
Title: Secretary

APPENDIX A
Separate Accounts, Contracts and Designated Funds

Name of Separate Accounts and Date
Established by Board of Directors

Pruco Life Flexible Premium Variable Annuity Account (June 16, 1995)

Contracts Funded by Separate Account

Individual Flexible Premium Deferred Variable Annuity Contract (ICC19-P-VA/IND (6/19))

Designated Portfolios

Fund Name	Cusip
American Funds Insurance Series® Asset Allocation Fund - Class 1	30372601
American Funds Insurance Series® Blue Chip Income and Growth Fund - Class 1	30372692
American Funds Insurance Series® Bond Fund - Class 1	30372809
American Funds Insurance Series® Growth Fund - Class 1	30372403
American Funds Insurance Series® Growth-Income Fund - Class 1	30372304
American Funds Insurance Series® Ultra-Short Bond Fund - Class 1	30372106
American Funds IS® U.S. Government/AAA-Rated Securities Fund - Class 1	30372502

APPENDIX B
Shareholder Information

DEFINITIONS
The term “provide or arrange to provide” means, if the recordkeeping is not done on the books of the Company, the Company will provide the Transfer Agent with the name of the individual or entity performing the recordkeeping or assist the Transfer Agent in working with the client to obtain the information through another means.
The term “Fund” includes the Distributor and the Transfer Agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.
The term “Shares” means the beneficial interests of Shareholders corresponding to the redeemable securities of record issued by the Series that are held by the Company.
The term “Shareholder” means the holder of interests in a Contract, whether the Shares are held directly or in nominee name, or a participant in an employee benefit plan with a beneficial interest in a Contract or a Fund.
The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up in Contract value pursuant to a Contract benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free-look period.
The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
The term “written” includes electronic writings and facsimile transmissions.

ARTICLE 1.	Shareholder Information

1.1.    Agreement to Provide Information. The Company agrees to provide the Transfer Agent or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract Holder number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and any transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Transfer Agent, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.
1.2.    Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Transfer Agent may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Series.
1.3.    Timing of Requests. Fund requests for Contract Holder information shall be made no more frequently than quarterly except as the Transfer Agent deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Series.
1.4.    Form and Timing of Response.
1.4.1.    The Company agrees to provide, promptly upon request of the Transfer Agent or its designee (but, in any event, not later than ten (10) business days after receipt of a request), the information requested pursuant to this Article 1. If the requested information is not on the Company’s books and records, the Company agrees to (A) provide or arrange to provide to the Transfer Agent the requested information from Shareholders who hold an account with an indirect intermediary; and (B) if directed by the Transfer Agent, block further purchases of Shares from such indirect intermediary. If requested by the Transfer Agent or its designee, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1.1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Transfer Agent or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1.1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform the Transfer Agent whether it plans to perform (i) or (ii).

1.4.2.    Responses required by Article 1 must be communicated in writing and in a format mutually agreed upon by the Transfer Agent or its designee and the Company. To the extent practicable, the format for any transaction information provided to the Transfer Agent should be consistent with the NSCC Standardized Data Reporting Format.
1.5.    Limitations on Use of Information. The Transfer Agent agrees not to use the information received pursuant to these provisions for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

ARTICLE 2.	Trading Restrictions
2.1.    Agreement to Restrict Trading. The Company agrees to execute written instructions from the Transfer Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Transfer Agent as having engaged in transactions of the Series’ Shares (directly or indirectly through the Insurance Company’s account) that violate policies established by the Series for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Series. Unless otherwise directed by the Transfer Agent, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.
2.2.    Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract Holder number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract Holder number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, the Transfer Agent agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Series’ policies relating to eliminating or reducing any dilution of the value of the Series’ outstanding Shares.
2.3.    Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Company.
2.4.    Confirmation by Company. The Company must provide written confirmation to the Transfer Agent that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than (10) ten business days after the instructions have been executed.

36